Exhibit 99.1

FINANCIAL CONTACT: JIM AUSTIN 864-679-9070

MEDIA CONTACT: EDDIE TERRELL 864-679-9016

WEB SITE: www.southernfirst.com

Southern First Grows Assets 23% to Exceed $625 Million at December 31, 2007

Greenville, SC, January 15, 2008 - Southern First Bancshares, Inc. (NASDAQ: SFST), (previously named Greenville First Bancshares, Inc.), the holding company for Southern First Bank, NA, today announced that total assets grew to $628.1 million as of December 31, 2007, compared to $509.3 million at December 31, 2006, an increase of 23.3%.  Loans were $508.9 million at December 31, 2007, an increase of $106.7 million or 26.5%, when compared with $402.2 million at December 31, 2006. Deposits grew 19.5% to $412.8 million at December 31, 2007, compared to $345.5 million at December 31, 2006.

Our net income for the year ended December 31, 2007 declined to $3.4 million, or $1.06 per diluted share, an 11.9% decrease when compared to $3.9 million, or $1.20 per diluted share for the same period in 2006.  The decline in net income resulted from the cost of expansion to the Columbia market, increased overhead and infrastructure expenses to support future growth, and the increase in loan loss provision related to record growth in the loan portfolio.

Net income for the fourth quarter of 2007 declined to $770 thousand, or $0.24 per diluted share, a 28.0% decrease in net income when compared to $1.1 million, or $0.33 per diluted share, for the same period in 2006.  During the fourth quarter of 2007, the bank recorded a provision of $760 thousand, related to both the growth in loans and the increase in nonperforming loans.  During the fourth quarter of 2006, the related provision was $450 thousand.

As a result of the significant increase in average assets and the decline in net income, our return on average assets for the year ended December 31, 2007 was 0.60% compared to 0.85% for the same period in 2006. Return on average shareholders' equity for 2007 was 9.40% compared to 11.95% for 2006. The company's efficiency ratio (noninterest expense divided by the sum of net interest income and noninterest income) was 60.41% for 2007 compared to 49.24% for 2006.  The increase in the efficiency ratio also resulted from expenses relating to our expansion.

"2007 has been a year of tremendous growth for our company.  Loans increased 26.5% or $106.7 million while deposits increased $67.3 million or 19.5%.  Our Columbia office has been instrumental in achieving this level of growth, contributing $62.5 million in loans and $10.2 million in deposits," said Art Seaver, Chief Executive Officer. "Our investments in infrastructure have enabled us to expand our presence in both the Greenville and Columbia markets.  We look forward to continue our growth momentum in 2008 with the opening of two retail offices, one in the Greenville market and one in the Columbia market."

Non-performing assets increased $1.6 million to $4.9 million during the fourth quarter of 2007 and now represent 0.78% of total assets at December 31, 2007 compared to 0.54% at September 30, 2007 and 0.49% at December 31, 2006.  The $4.9 million in nonperforming loans at December 31, 2007, represents primarily two commercial loans.  The first one has a carrying value of $1.9 million and the second one has a carrying value of $2.2 million.  We have aggressively recognized our exposure on the second loan, charging off $1.1 million during 2007.  The write-down on this loan represents 86.1% of the net charge-offs for 2007.  Both of the loans are secured by real estate.  The allowance for loan losses was $5.8 million or 1.13% of gross loans at December 31, 2007 compared to $4.9 million or 1.23% at December 31, 2006.

The Company's book value per share was $12.99 as of December 31, 2007, while the closing stock price was $13.70 per share.

FORWARD-LOOKING STATEMENTS

Certain statements in this news release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations projected growth, or loan quality, and are thus prospective.  Such forward-looking statements are subject to risks, uncertainties, and other factors, such as a downturn in the economy, greater than expected non-interest expenses, excessive loan losses and other factors, which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.  For a more detailed description of factors that could cause or contribute to such differences, please see our filings with the Securities and Exchange Commission.

Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate.  Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized.  The inclusion of this forward-looking information should not be construed as a representation by our company or any person that future events, plans, or expectations contemplated by our company will be achieved.  We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

SUMMARY CONSOLIDATED FINANCIAL DATA

 Our summary consolidated financial data as of and for the three months and year ended December 31, 2007 and three months ended December 31, 2006 have not been audited but, in the opinion of our management, contain all adjustments (consisting of only normal recurring adjustments) necessary to present fairly our financial position and results of operations for such periods in accordance with generally accepted accounting principles.

	Three Months		Years
	Ended December 31,		Ended December 31,
	2007	2006	2007	2006
	(Dollars and shares in thousands, except per share data)

Summary Results of Operations Data:
Interest income	$10,536	$8,670	$39,520	$30,929
Interest expense	6,154	4,937	22,781	16,579
Net interest income	4,238	3,733	16,739	14,350
Provision for loan losses	760	450	2,050	1,650
Net interest income after
provision for loan losses	3,622	3,283	14,689	12,700
Noninterest income	273	177	1,262	579
Noninterest expense	2,762	1,938	10,875	7,351
Income before taxes	1,133	1,522	5,076	5,928
Income tax expense	363	453	1,641	2,027
Net income	$770	$1,069	$3,435	$3,901

Per Share Data:
Net income, basic	$0.26	$0.36	$1.17	$1.33
Net income, diluted	$0.24	$0.33	$1.06	$1.20
Book value	$12.99	$11.79	$12.99	$11.79

Weighted average number of shares outstanding:
Basic	2,946	2,934	2,942	2,932
Diluted	3,212	3,240	3,235	3,238

Performance Ratios:
Return on average assets (1)	0.50%	0.83%	0.60%	0.85%
Return on average equity (1)	8.00%	12.38%	9.40%	11.95%
Net interest margin (1)	2.92%	3.04%	3.03%	3.26%
Efficiency ratio (2)	59.35%	49.57%	60.41%	49.24%

Growth Ratios and Other Data:
Percentage change in net income from the same	(28.02)%		(11.93)%
period of the previous year
Percentage change in diluted net income per share
from the same period of the previous year	(27.27)%		(11.67)%
				Continued

SUMMARY OF CONSOLIDATED FINANCIAL DATA, CONTINUED

	At December 31,
	2007	2006
	(Dollars in thousands)
Summary Balance Sheet Data:
Assets	$628,129	$509,344
Federal Funds Sold	9,257	7,466
Investment securities	87,507	74,304
Loans (3)	508,850	402,183
Allowance for loan losses	5,751	4,949
Deposits	412,820	345,504
Federal Home Loan Bank Advances	138,500	108,500
Other long-term borrowings	20,020	-
Junior subordinate debentures	13,403	13,403
Shareholders' equity	38,278	34,583

Asset Quality Ratios:
Nonperforming assets, past due and restructured
loans to total loans (3)	0.96%	0.62%
Nonperforming assets, past due and restructured
loans to total assets	0.78%	0.49%
Net charge-offs year to date to average
total loans (3)	0.27%	0.32%
Allowance for loan losses to nonperforming loans	124.06%	332.46%
Allowance for loan losses to total loans (3)	1.13%	1.23%

Capital Ratios:
Average equity to average assets	6.35%	7.15%
Leverage ratio	8.31%	9.40%
Tier 1 risk-based capital ratio	10.02%	11.90%
Total risk-based capital ratio	11.15%	13.10%

Growth Ratios and Other Data:
Percentage change in assets	23.32%
Percentage change in loans (3)	26.52%
Percentage change in deposits	19.48%
Percentage change in equity	10.68%
Loans to deposit ratio (3)	123.26%

                    (1)  Annualized for the three month periods.

                    (2)  Computed by dividing noninterest expense by the sum of net interest income on a tax equivalent basis and noninterest income, net of securities gains or losses.

                    (3)   Includes nonperforming loans.